SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sequenom, Inc.

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SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

May 19, 2003

Dear Sequenom Stockholder:

We are writing to inform you that on May 15, 2003, we received a letter from Michael Fitzgerald, our former director, stating that he had resigned from our Board of Directors because our proxy statement for the upcoming annual meeting “was not fully candid in that it gave no hint of the background of the decision not to re-nominate me to the Board.” Mr. Fitzgerald attributed this decision to his longstanding disagreement with our Board of Directors regarding the management oversight function. Mr. Fitzgerald requested in his letter that we promptly publish it pursuant to Item 6 of Form 8-K. We have filed the requested Current Report on Form 8-K with the U.S. Securities and Exchange Commission today and included a copy of Mr. Fitzgerald’s letter as an exhibit to that report.

Mr. Fitzgerald first joined our Board of Directors in September 2001. One of the terms of Sequenom’s acquisition of Gemini Genomics plc was that Mr. Fitzgerald who was the Chairman of Gemini Genomics be elected to the Sequenom Board of Directors. Mr. Fitzgerald was elected by the other directors to fill a vacancy in the class of directors whose term of office would expire at the 2003 annual meeting. That annual meeting will be held on Friday, May 30, 2003, at our offices at 3595 John Hopkins Court, San Diego, California 92121, beginning at 10:00 a.m. PDT.

In anticipation of the annual meeting, the Nominating Committee of our Board of Directors met three times in early 2003. The Nominating Committee is composed of three independent directors: Ernst-Günter Afting, John E. Lucas and Helmut Schühsler. On March 14, 2003, the Nominating Committee met to discuss the Company’s functional needs for directors. Dr. Schühsler had already informed Sequenom that he would not accept another term as a Sequenom director after his current term ended at the annual meeting. At its meeting, the Nominating Committee concluded that the Company needed directors who

•	had longstanding and substantial operating experience in the pharmaceutical, biotechnology or laboratory instrumentation industries;

•	had significant operating experience in drug discovery;

•	were geographically proximate to San Diego to be able to consult with and assist the management of the Company from time to time without undue delay, hardship or expense;

•	met the enhanced standards of independence of directors being promulgated by Nasdaq;

•	met the qualification requirements for service on the Audit Committee as a financial expert; and

•	were able to be broadly representative of all stockholders.

At that meeting, the Nominating Committee also discussed the qualifications and capabilities of the other directors whose terms were ending with the upcoming annual meeting (i.e., Mr. Fitzgerald and Charles Cantor) as well as the qualifications and capabilities of several other candidates. The Nominating Committee unanimously concluded that Dr. Cantor should be nominated for re-election at the annual meeting. The Nominating Committee also unanimously determined that a member of the Committee would review with Mr. Fitzgerald whether it was desirable for him to continue to serve on the Board of Directors. Minutes of that meeting were promptly circulated to the other Sequenom directors, including Mr. Fitzgerald. A member of the Nominating Committee telephoned Mr. Fitzgerald several times to inform him of the Committee’s discussion but was unable to reach him.

At its March 31, 2003 meeting, the Nominating Committee concluded that Daniel Kisner and Ronald Lindsay along with Dr. Cantor were the most qualified candidates to serve as directors of the Company and unanimously nominated them for election to the Board of Directors at the annual meeting. Mr. Fitzgerald was informed of the Nominating Committee’s decision prior to the Board of Directors meeting on April 3, 2003.

On April 17, 2003, Sequenom filed its definitive proxy statement for the upcoming annual meeting with the Securities and Exchange Commission. In the proxy statement, Sequenom disclosed that Drs. Cantor, Kisner and Lindsay had been nominated by the Nominating Committee for election to the Board of Directors at the annual meeting and that the terms of Mr. Fitzgerald and Dr. Schühsler would end at the annual meeting.

On April 25, 2003, Sequenom received an email message from Mr. Fitzgerald asking for clarification regarding the statement in the proxy statement that the Board of Directors recommended a vote in favor of each of the three nominees (i.e., Drs. Cantor, Kisner and Lindsay). Sequenom promptly provided Mr. Fitzgerald with the confirmation requested.

On April 30, 2003, Sequenom and the other Sequenom directors received an email message from Mr. Fitzgerald stating that he was resigning from the Board effective immediately. The message also stated that he felt the proxy statement for the annual meeting was grossly misleading. Mr. Fitzgerald did not specify why or in what way he thought the proxy statement was misleading. Sequenom’s officers and directors promptly reviewed the proxy statement to determine whether it needed to be amended. No one agreed with Mr. Fitzgerald’s claim that it was misleading. It was not until Sequenom received Mr. Fitzgerald’s letter on May 15th that Sequenom had any explanation as to the basis for his claim.

Sequenom believes that with this background and Mr. Fitzgerald’s letter, the Sequenom stockholders have all of the information to assess his claim. The Sequenom Board of Directors agrees with Mr. Fitzgerald’s self-assessment in his letter that he has been very critical of Sequenom’s management during his tenure but does not agree with his conclusions or the allegations or characterizations expressed in his letter.

* * * * * * *

If you have not yet returned your signed proxy card or submitted your vote by telephone or over the Internet, please do so at your earliest convenience. Voting instructions are included with the proxy statement previously mailed to you. Your vote is important no matter how many shares you own. If you are planning to vote in person, we look forward to seeing you at the annual meeting.

By order of the Board of Directors,

/s/ STEPHEN L. ZANIBONI
Stephen L. Zaniboni
Secretary

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